Exhibit 10.9

SEPARATION AGREEMENT

WHEREAS, First Niagara Financial Group, Inc. (the “Company”), a Delaware corporation having its executive offices at 6950 South Transit Road, Lockport, New York, and Paul J. Kolkmeyer (“PJK”), an individual residing at 6960 Lockwood Court, Lockport, New York, are parties to a Restated Employment Agreement dated as of December 1, 2003 (the “Employment Agreement”); and

WHEREAS, under the terms of the Employment Agreement, PJK has been employed as President and Chief Executive Officer of the Company; and

WHEREAS, the Employment Agreement provides for certain payments and benefits to PJK in the event of the termination of his employment by the Company without Cause; and

WHEREAS, the Company desires to discontinue its employment relationship with PJK pursuant to Sections 7(b) and 8(a) of the Employment Agreement; and

WHEREAS, the parties wish to amend the Employment Agreement by means of this Separation Agreement and to set forth their agreement as to the payment and benefits to be provided to PJK under the Employment Agreement and as to the other matters set forth herein.

NOW THEREFORE, intending to be legally bound, and in consideration of the mutual covenants and agreements set forth herein, the Company and PJK agree as follows:

1. PJK’s employment with the Company, First Niagara Bank (the “Bank”), and all affiliates of the Company and the Bank, shall discontinue and cease effective upon execution of this Agreement.

2. The payments and benefits due PJK under the Employment Agreement are governed by Section 7(b) and 8(a) of the Employment Agreement and this Agreement, and this Agreement constitutes satisfactory notice under Sections 7 and 21 of the Employment Agreement.

3. Effective upon execution of this Agreement, (a) PJK resigns as a director of the Company, the Bank and all affiliates of the Company and the Bank, and this Agreement constitutes his written resignation for this purpose, which resignation is hereby accepted on behalf of all such entities effective upon execution of this Agreement; and (b) PJK resigns as a fiduciary and administrator from all employee benefit plans maintained by the Company, the Bank and any affiliate, including, but not limited, to, tax-qualified retirement plans, health and welfare plans and stock plans.

4. In accordance with Section 8(a) of the Employment Agreement, and subject to Section 15 of this Agreement regarding the requirements of Section 409A of the Internal Revenue Code (the “Code”), PJK shall receive the following payments and benefits:

(a) In satisfaction of the obligation of the Company under Section 8(a)(i) and (ii) of the Employment Agreement, a lump sum cash payment equal to $1,882,000.72 (one million eight hundred eighty two thousand dollars and seventy two cents) payable on December 8, 2006.

(b) PJK shall continue to receive the health, medical and life insurance coverages in effect immediately prior to the date of this Agreement (except to the extent such coverage is modified in its application to all employees), which coverages shall continue through December 31, and for 36 months thereafter, subject to Section 15 of this Agreement. PJK’s participation in the Company’s health care coverage is convertible upon expiration of this period of coverage as provided under applicable law (COBRA).

(c) PJK will receive a lump sum cash payment of $40,000 on December 8, 2006 representing his accrued but unused vacation for 2007, in satisfaction of Section 8(a)(iii) of the Employment Agreement.

(d) PJK will receive a lump sum cash payment of $40,000 on December 8, 2006 representing base salary through the 30-day period following the date hereof.

5. Awards of stock options and shares of restricted stock that vest within 30 days of the date of this Agreement shall vest as of the date hereof and shall be exercisable (as to options) in accordance with the terms of the option plan and award agreements. Under the option plans under which PJK holds outstanding exercisable options, including the options referenced in the preceding sentence, PJK shall have three months from the date of this Agreement to exercise or forfeit the options. The Company hereby extends the period for the exercise of his outstanding options until December 31, 2007, unless such extension will disqualify the incentive treatment of outstanding incentive options, in which event the period for exercising will not be extended.

6. Subject to Section 15 of this Agreement regarding the requirements of Section 409A of the Internal Revenue Code, PJK shall receive a lump sum cash payment of $250,000 in settlement of any bonus payments that PJK may be entitled to with respect to the year ending December 31, 2006.

7. PJK may continue the use of the automobile currently being provided to him by the Company through the end of the current lease term (March 31, 2007), provided that all costs of such use, other than lease payments, are the responsibility of PJK. The interest rate and other terms applicable to the mortgage loan extended by the Bank to PJK shall continue as if PJK remains an employee of the Company and the Bank.

8. The Company acknowledges and agrees that under Section 11 of the Employment Agreement, Executive is not required to mitigate any amount paid or benefits provided to him hereunder. The Company shall pay or reimburse PJK for all reasonable travel, entertainment and other business expenses incurred or paid by him through the date hereof upon presentation of supporting documentation as the Company may reasonably request.

9. PJK agrees that he continues to be bound by and in accordance with the terms of Sections 12 and 13 of the Employment Agreement and the Company acknowledges that the restrictions set forth in Section 13(i) and (ii) do not apply. Notwithstanding the foregoing, the restrictions set forth in Section 13(iv) or (v) shall terminate at the end of the nine months following the date of this Agreement and shall only apply to the individual and knowing conduct of PJK.

10. The Company agrees to reimburse PJK for up to $10,000 of legal fees incurred in connection with the negotiation of this Agreement, upon the provision of itemized billings.

11. PJK agrees that the payments and provisions of benefits in accordance with the terms of this Agreement are in full satisfaction of any and all obligations of the Company under Section 8 the Employment Agreement. Payments hereunder are subject to applicable withholding taxes.

12. The Company and PJK agree and acknowledge that PJK’s rights under the Company’s deferred compensation plan and its tax-qualified pension and other plans (such as the 401(k) plan, the employee stock ownership plan, and the defined benefit pension plan) are governed by the terms of such plans and shall not be affected by this Agreement.

13. PJK acknowledges that the consideration referred to in this Agreement is above and beyond the consideration he would be entitled to receive upon separation from the Company.

14. PJK shall make no public statement which is intended or would reasonably be expected to damage or otherwise materially diminish the reputation of the Company, its affiliates or their officers or directors. The Company and its affiliates and their officers and directors shall make no public statement which is intended or would reasonably be expected to damage or otherwise materially diminish PJK’s reputation. The parties agree that the press release attached as Exhibit 1 hereto shall be issued to describe the matters covered by this Agreement and that this Agreement may be submitted with and described in periodic reports and other documents required to be filed by the Company with the Securities and Exchange Commission (“SEC”) under the federal securities laws and regulations. The parties agree that nothing herein shall preclude either party or any other person referenced herein from fulfilling any duty or obligation that he, she or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such party’s rights under this Agreement in accordance with the dispute provision specified in Section 19 hereof.

15. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be interpreted and applied in a manner that is consistent with Code Section 409A and any guidance issued by the United States Treasury Department thereunder. This means that, the payments under Sections 4(a), (c), (d), 6 and 17 of this Agreement shall be made on the date that is six months and one day hereafter. Such payments shall include interest from the date hereof at an annual rate of 5.0%. With respect to insurance benefits and other welfare benefits described in Section 4(b) above, PJK shall bear the full cost of such benefits for six months following the date hereof, and the Company shall pay PJK a single lump sum cash payment six months and one day hereafter in an amount equal to the amount paid by him with respect to such insurance and other welfare benefits, with interest on such amount at the rate of 5% per annum. Thereafter, the Company shall continue to provide such insurance and other welfare benefits to PJK for a thirtymonth period. PJK and the Company agree that any provision in the Employment Agreement, this Agreement or any other agreement or plan of the Company providing for the deferral of compensation within the meaning ofCode Section 409A (collectively, the “Agreements”) that constitutes a violation of Code Section 409A will be deemed amended and will be administered in such manner as to comply with Code Section 409A while producing a result as close as practicable to the original intent of the parties as expressed in the Agreements (unless the parties agree that their amendment of the Agreements to comply with Code Section 409A will produce a different result). A provision in the Agreements constitutes a violation of Code Section 409A if the administration of the Agreements in accordance with such provision would cause any amount to become includable in the gross income of PJK under the rules of Code Section 409A. PJK and the Company further agree that the Agreements will be amended no later than December 31, 2007 to reflect the actual manner of its administration in compliance with Code Section 409A.

16. Except as otherwise provided in Section 7 of this Agreement as to PJK’s continued use of the Company automobile, promptly following the execution of this Agreement, PJK shall return to the Bank and/or the Company all of the property which belongs to the Bank and/or the Company, including, but not limited to, computers, keys, cell phones, credit cards and other tangible property, as well as all original or copies of records, notes, reports, proposals, lists, correspondence, materials or other documents. The Company shall deliver to PJK all records, property and material or documents in its possession that belong to PJK.

17. In exchange for the lump sum cash payment to PJK of $75,000 (payable in accordance with Section 15), PJK shall execute the Release Agreement attached to this Agreement as Exhibit 2. Such payment shall not be due PJK in the event he revokes the Release Agreement as provided therein.

18. PJK hereby waives notice of a December 8 meeting of the Board of Directors, at which meeting the only action taken is with respect to the matters set forth in this Agreement.

19. Any controversy or claim arising out of or relating to this Agreement, or a breach of it, must be settled by final and binding arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction over it. The arbitration must take place in Buffalo, New York, and must be conducted before three arbitrators.

20. Except as provided herein and except for Sections 20 through 23 of the Employment Agreement, which are incorporated herein, this Agreement amends and supersedes the Employment Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date indicated below.

FIRST NIAGARA FINANCIAL GROUP, INC.

By:	/s/ Robert G. Weber

Robert G. Weber Chairman of the Board

Paul J. Kolkmeyer

/s/ Paul J. Kolkmeyer

Executed: December 8, 2006.

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